Murdock Group Holding Corporation Enters Third Phase Of Debt Restructuring
Program
December 18, 2000 12:09:00 PM ET
SALT LAKE CITY, Dec. 18 /PRNewswire/ -- The Murdock Group Holding Corporation (OTC Bulletin Board: TMGS), announced details for phase three of its five-part debt restructuring program that began in September 2000. Following October's successful phase one debt reduction of approximately $4.2 million and phase two reductions of approximately $6.3 million in November, TMGS today announced the commencement of phase three of the debt reduction plan, scheduled for completion in January 2001. Phase three is designed to reduce liabilities by more than $7.2 million with resulting annual cost savings of approximately $2.1 million. This reduction will be accomplished through a combination of real estate portfolio reductions and debt-to-equity conversions. KC Holmes, CEO, stated, "As of September 30, 2000 the company had debt totaling approximately $28.8 million. With the completion of phase three we will have reduced our liabilities by more than $17 million in just over 90 days." Additional details of the transactions will be reported in the company's annual report to be filed at the end of the first quarter of 2001.

About The Murdock Group

Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects. Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. (C) 2000 PRNewswire